Exhibit 10.12

[Cypress Letterhead]

February 26, 2008

Sudhir Gopalswamy
Pleasanton, CA

Dear Sudhir,

We are pleased to extend an offer of employment to you to join Cypress Semiconductor Corporation Effective on the date specified below, you will become a full-time employee of the Company to serve in the position of Senior Product Marketing Director, reporting to David Kranzler, Vice President and to perform other such duties and responsibilities as may be assigned to you from time to time by the President or the Board of Directors of the Company.

In consideration for all services rendered by you in such employment, you will be paid an annual salary of $200,000.00. Salary payments will be made bi-weekly. During your employment, you shall be entitled to participate in the Company's employee fringe benefit programs, stock purchase, new product bonus, and 401(k) plans to the extent of your eligibility.

Cypress is pleased to offer you a grant of 12,500 Restricted Stock Units (RSUs). RSUs are a promise by the company to give you shares of common stock in the future, provided your employment is continuous. Your RSUs will vest over five years at the rate of 1/5 (20%) per year as of the anniversary of the vesting date. Vesting begins as of your hire date. You will need to accept this RSU grant through the on-line web page at E*TRADE https://us.etrade.com/e/tlwelcome/employeestockplans. The acceptance of the grant must be completed within 60 days of issuance. RSUs have no exercise price and therefore always have value. The value of each RSU is equal to the value of one share of Cypress's stock once vested (less any applicable taxes and withholdings). Vested RSUs remain yours for as long as you hold the shares, even if the company no longer employs you. You may sell them immediately upon vest or hold onto them for however long you like. In the latter case, you bear the risk of the stock declining in price and your shares losing value.

You will be a participant in the Cypress Semiconductor 2008 Key Employee Bonus Program (KEBP). Effective the beginning of the quarter following your date of hire your target incentive will be 30% of base salary. Your actual incentive will be based on both company and individual performance.

As a Cypress employee, you are required to follow all of Cypress' specifications, policies, and practices. Among many other things, this includes (but is not limited to) your responsibility to follow Cypress' Code of Business Conduct and Ethics. Within the first 30 days of your Cypress employment you are required to be trained on the Code of Business Conduct and Ethics. The training is online and is available through Cypress University (CYU) on the Cypress Intranet. Within the first 30 days of your Cypress employment you are required to take and successfully complete the Workplace Harassment Training. The training is online and is available through Cypress University (CYU) on the Cypress Intranet.

Your employment with Cypress will be at-will. This means that both you and Cypress can end your employment at any time, whether or not there is cause or notice. No one other than the Chief Executive Officer and the Vice President of human Resources has the authority to change this arrangement or to make any agreement contrary to this. Any such agreement must be in writing, must be signed by the Chief Executive Officer and the Vice President of Human Resources, and must express a clear intent to alter the at-will nature of your employment relationship.

Upon your acceptance of employment, you will sign the Company's standard Proprietary Information and Inventions Agreement. This offer is contingent upon your ability to present documents establishing your right to work in the United States as required by the 1986 Federal Immigration Reform and Control Act.

You hereby confirm that (i) you will not disclose or use any confidential or proprietary information or trade secrets of any prior employer or other person in connection with your employment by the Company, (ii) you are not subject to any agreement or restriction which would restrict your employment with the Company, and (iii) you have not solicited, nor has the Company requested that you solicit, any person employed by your former employer to join the Company.

U.S. Export laws require Cypress to obtain licenses for foreign nationals from certain countries (for example, Libya, Iraq) who will have access to certain types of technology. If an export license is required, the U.S. government must grant that license before you are permitted to commence your job assignment. This offer of employment may be contingent upon issuance of a license. Please contact your Cypress Human Resources Business Partner at (408) 544-1007 if you have any questions about how the export control laws apply to your employment.

This offer is valid through 12:00 noon, March 3, 2008.

Very Truly Yours,

/s/ Dinesh Ramanathan Dinesh Ramanathan Executive Vice President, Data Communications Division	/s/ Roy Malatesta Roy Malatesta Human Resources Business Partner Manager Sr.

I accept Cypress' offer of at-will employment and agree to all of the terms described in this Letter:

Signature /s/ Sudhir Gopalswamy
Date 3/10/08
Expected Start Date 04/02/08

Please provide your preferred name, if any, so that we may order a cubicle/office name plate and for your Cypress email account:

First Name: Sudhir Last Name Gopalswamy @cypress.com